EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cirrus Logic, Inc. 2002 Stock Option Plan, of our report dated April 26, 2002, with respect to the consolidated financial statements of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the year ended March 30, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Austin, Texas
November 8, 2002